SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-20293	54-1598552
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

212 North Main Street

P.O. Box 446

Bowling Green, Virginia 22427

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 633-5031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Effective May 31, 2005, Peter A. Seitz will resign as Executive Vice President and General Counsel of Union Bankshares Corporation (the “Company”). Mr. Seitz’s resignation will terminate his change in control agreement with the Company. Under the terms of this agreement, the Company or its successor agreed to continue to employ Mr. Seitz with commensurate authority, responsibilities and compensation benefits for a term of three years after a change in control. In addition, the agreement provided for certain severance benefits in the event of a termination of employment within three years after the change in control. If the employment was terminated during the three years other than for cause or disability as defined in the agreement, or if he terminated employment because a material term of his contract was breached by the Company, Mr. Seitz would have been entitled to a lump sum payment, in cash, within thirty days after the date of termination. The lump sum would have been equal to 2.0 times the sum of his base salary, annual bonus and equivalent benefits. No change in control of the Company has occurred.

The Company did not incur any early termination penalties in connection with the termination of this agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Executive Vice President and General Counsel. On May 16, 2005, Peter A. Seitz announced his resignation from his position as Executive Vice President and General Counsel of Union Bankshares Corporation, with such resignation effective as of May 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION BANKSHARES CORPORATION

Date: May 19, 2005	By:	/s/ D. Anthony Peay
D. Anthony Peay
Executive Vice President and
Chief Financial Officer

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